EXHIBIT 2


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

12 July 2000


Ladies and Gentlemen,

We were previously the accountants for Computer 2000 Aktiengesellschaft (Tech Data Corporation's European Subsidiary) and, under the date of March 28, 2000, we reported on the consolidated balance sheet of Computer 2000
Aktiengesellschaft and subsidiaries as of January 31, 2000.

On June 21, 2000, our appointment as accountants was terminated. We have read Tech Data Corporation's statements included under Item 4 of its Form 8-K/A dated July 12, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Tech Data Corporation's statements that:

(1) the change was approved by the audit committee and the board of directors, or

(2) Ernst and Young LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Tech Data Corporation's financial statements.

Very truly yours,


/s/ KPMG HARTKOPF + RENTROP TREUHAND KG
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KPMG Hartkopf + Rentrop Treuhand KG
Wirtschaftsprufungsgesellschaft